Exhibit 99.1


  Global Payment Technologies, Inc. Reports Notification from NASDAQ


    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--June 13, 2007--Global Payment Technologies, Inc. (NASDAQ SYMBOL:GPTX)(GPT) today announced that it received notification from NASDAQ that for the last 30 consecutive business days, the bid price of the Company's common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the "Rule"). In accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until December 5, 2007, to regain compliance. If, at anytime before December 5, 2007, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will be provided written notification that it complies with the Rule.

    If compliance with this Rule cannot be demonstrated by December 5, 2007, NASDAQ will determine whether the Company meets the NASDAQ Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, NASDAQ will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, NASDAQ will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal the determination to delist its securities to a Listing Qualifications Panel.

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gptworld.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements.


    CONTACT: PR Financial Marketing
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             Global Payment Technologies, Inc.
             William McMahon, Pres. & CEO, 631-231-1177, Ext 273